ANNUAL REPORT
Chevy Chase Auto Receivables Trust 2001-3
$ 236,085,000.00 Auto Receivables Backed Certificates
For the Year Ended December 31, 2003




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          __________________________________________________________________
 Jan-2003   7,530,196     328,008     310,057    3.66%    3,744,210    3.68%
 Feb-2003   8,340,614     309,935     220,311    2.83%    2,823,336    3.02%
 Mar-2003   7,282,047     289,918     196,736    2.74%    2,433,862    2.83%
 Apr-2003   7,729,030     272,441     129,124    1.98%    2,564,677    3.27%
 May-2003   7,182,825     253,891     176,968    2.98%    2,494,284    3.50%
 Jun-2003   6,824,693     236,653     180,848    3.37%    2,694,833    4.19%
 Jul-2003   6,399,587     217,867      93,063    1.93%    2,389,673    4.12%
 Aug-2003   5,889,796     196,802     126,102    2.90%    2,440,842    4.69%
 Sep-2003   5,439,450     177,415     124,487    3.20%    2,305,960    4.94%
 Oct-2003   5,015,378     159,510      96,131    2.77%    2,461,798    5.91%
 Nov-2003   4,778,429     143,001      90,594    2.95%    2,297,987    6.23%
 Dec-2003   3,789,666     127,272     122,269    4.44%    3,317,438   10.03%

          _____________________________________
  Totals   76,201,712   2,712,712   1,866,690

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.